Exhibit 10.17

CHIEF STRATEGIC ADVISOR AND NON-EXECUTIVE CHAIRMAN AGREEMENT

This CHIEF STRATEGIC ADVISOR AND NON-EXECUTIVE CHAIRMAN AGREEMENT (this “Agreement”) is entered into as of December 8, 2025 (the “Effective Date”) by and between Swarmer, Inc, a Delaware corporation (the “Company”), and Erik Dean Prince (the “Advisor”).

WITNESSETH:

WHEREAS, effective as of the Effective Date, the parties desire the Advisor to provide advisory and consulting services to the Company and to serve as a director and Chairman of the Company’s Board of Directors (the “Board”); and

WHEREAS, the parties desire to enter into this Agreement and to set forth their respective rights and obligations regarding the Advisor’s arrangement with the Company and certain other matters relating to his advisor role.

NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	Non-Executive Chairman.

(a)           The Company hereby retains the Advisor to serve as non-executive Chairman of the Board.

(b)           The Advisor may be employed by another company, may serve on other boards of directors or advisory boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate the Advisor’s obligations under this Agreement, including but not limited to Sections 6 and 7.

(c)           The Advisor shall serve as Chairman of the Board at the discretion of the Board. For the avoidance of doubt, the Advisor may be removed as Chairman of the Board at any time, either with or without cause, by the affirmative vote of a majority of the directors of the Board in office at the time. The role of Chairman of the Board does not entitle the Advisor to any additional voting rights other than in his role as a director of the Company.

2.	Advisory Services.

(a)           During the Term (as defined below), the Advisor agrees to provide the services set forth on Exhibit A and such other consulting services as are mutually agreed to by the parties in writing (in the aggregate, the “Services”).

(b)           For the avoidance of doubt, the Advisor shall not have any express or implied authority to enter into contracts on behalf of Company or otherwise legally bind the Company.

3.             Term.      The term of this Agreement (the “Term”) shall commence as of the Effective Date and continue until the second anniversary of the Effective Date (the “Termination Date”), unless earlier terminated in accordance with Section 9. The Term may be extended by mutual agreement of the Advisor and the Company. The provisions of Section 7 shall survive termination of this Agreement.

4.             Compensation. As compensation for the Services provided hereunder, the Company will grant to the Advisor options to purchase shares of the Company’s common stock in accordance with the terms set forth on Exhibit B attached hereto. The Advisor shall also be reimbursed for all reasonable expenses related to attending Board meetings, media events, conferences or meetings requested by the Company and shall be reimbursed for expenses related to other matters if approved in writing by the Company.

5.             Independent Contractor. The Advisor’s relationship with the Company will be that of an independent contractor and not that of an employee. The Advisor will be solely responsible for determining the method, details, and means of performing the Services. The Advisor acknowledges and agrees that he will not be eligible for any benefits available to employees of the Company except to the extent set forth in this Agreement. The Advisor will perform those Services that are agreed upon by and between the Advisor and the Board and/or the Company’s Chief Executive Officer, and the Advisor will be required to report only to the Board concerning the Services performed under this Agreement. The nature and frequency of these reports will be as mutually agreed to by the Advisor and the Board. The Advisor will have full responsibility for applicable withholding taxes for all compensation paid to the Advisor under this Agreement. The Advisor agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes.

6.             Non-Competition & Non-Solicitation Restrictions.

(a) During the Term and during the Survival Period (as defined on Exhibit B), the Advisor shall not, directly or indirectly, do any of the following:

(i)	engage in any activities, whether as an employer, partner, director, officer, employee, agent, independent contractor, consultant, or any other capacity In Competition with the Company (as defined below) anywhere in the world; or

(ii)	solicit or attempt to solicit any employee, independent contractor, director, agent or other service provider of the Company or of any of its divisions, subsidiaries or affiliates to terminate his, her, or its relationship with the Company or such affiliate.

For purposes hereof, “affiliate” shall mean any entity which, directly or indirectly, controls or is controlled by, or is under common control with the Company.

For purposes hereof, “In Competition with the Company” shall mean selling or distributing or assisting anyone whose business includes selling or distributing software for drones.

7.             Confidentiality. Without the express written consent of the Company, the Advisor shall not at any time (either during or after the termination of the Services) use (other than for the benefit of the Company) or disclose to any other business entity proprietary or confidential information concerning the Company, any of their affiliates, or any of its officers. The Advisor shall not disclose any of the Company’s or the Company’s affiliates’ trade secrets or inventions of which the Advisor has gained knowledge during his service with the Company. This paragraph shall not apply to any such information that: (1) the Advisor is required to disclose by law; (2) has been otherwise disseminated, disclosed, or made available to the public, provided that, such disclosure is through no direct or indirect fault of the Advisor or person(s) acting on the Advisor’s behalf; or (3) was obtained after his service with the Company ended and from some source other than the Company, which source was under no obligation of confidentiality

8.             Effect of Breach by Advisor. The Advisor agrees that upon a breach of any obligation in Sections 6 or 7, the Company shall be entitled, in addition to any other right or remedy available to it (including, but not limited to, an action for damages), to a temporary or permanent injunction or other equitable relief restraining such breach or a threatened breach and to specific performance of such provisions, and the Advisor hereby consents to the issuance of such injunction and to the ordering of specific performance or other equitable relief, without the necessity of showing any actual damages, and without the requirement of the Company to post any bond or other security.

9.             Termination of Services. This Agreement shall terminate upon the following circumstances:

(a)           Termination Without Cause. Both the Advisor and the Company may terminate this Agreement at any time for any reason, no reason, or without Cause by providing at least thirty (30) days' prior written notice to the other and subject to the provisions of this Agreement. It is expressly understood that the Advisor’s services are provided strictly “at will.”

(b)           Termination for Cause. This Agreement may be terminated at any time by the Company for Cause upon delivery of written notice to the Advisor specifying the grounds in reasonable detail, and provided the Advisor is provided with an opportunity of not less than thirty (30) days to cure such conduct (if curable) before termination takes effect. If the Company terminates this Agreement for Cause, the Advisor shall resign from the Board, any committee thereof and any other position in which the Advisor serves for the Company as of the Termination Date and shall execute a written resignation to properly effectuate and memorialize same. In the absence of any other written resignation proffered to the Board, the parties expressly acknowledge and agree that, in the sole discretion of the Company, this Agreement may be used and thus shall constitute any such required written resignation from the Board, any committee thereof and any other position in which the Advisor serves for the Company at any time following the Effective Date. “Cause” for this purpose shall mean:

(i)	The Advisor’s willful misconduct or gross negligence in the performance of material duties that has caused, or is reasonably likely to cause, material harm to the Company;

(ii)	The Advisor’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude or fraud that materially impairs the Advisor’s ability to perform his duties under this Agreement;

(iii)	The Advisor’s intentional misappropriation or embezzlement of Company property or funds; or

(iv)	The Advisor’s material breach of any provision of this Agreement, including, without limitation, the performance of the duties set forth on Exhibit A.

It is understood and agreed that the Advisor has many conflicting commitments and that his failure to attend Board meetings shall not constitute Cause for purposes of this Agreement.

(c)           Termination Upon Death. This Agreement shall terminate immediately upon the Advisor’s death.

12.           Section 409A. This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be construed consistent with such intent. Notwithstanding the foregoing, in no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

13.           Fiduciary Duties. The Advisor shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the Company; the Company’s organizational documents, policies, rules, regulations, and practices, as they may from time-to-time be adopted or modified, provided copies are provided to the Advisor before such compliance is required; and the Advisor’s fiduciary duties as a director pursuant to the General Corporation Law of the State of Delaware.

14.           Miscellaneous.

(a)           Entire Agreement; Amendment. This Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b)           Assignability. The Advisor may not assign or transfer this Agreement or any of the Advisor’s rights, duties or obligations hereunder. The Company may not assign this Agreement or any of the Company’s rights, duties, or obligations hereunder.

(c)           Severability. If any one or more of the provisions of this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions and other application thereof shall not in any way be affected or impaired.

(d)           Applicable Law. This Agreement and any disputes arising out of or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely therein, without giving effect to its conflicts of laws principles or rules to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

(e)           Cooperation. The parties agree that certain matters in which the Advisor will be involved in related to this Agreement and during the Term may necessitate the Advisor’s cooperation in the future. Accordingly, following the termination of the Services for any reason, to the extent reasonably requested by the Board, the Advisor shall reasonably cooperate with the Company in connection with matters arising out of the Agreement and the Services; provided that, the Company shall make reasonable efforts to minimize disruption of the Advisor’s other activities and the Company shall reimburse the Advisor for the Advisor’s expenses incurred in connection with such cooperation.

(f)            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same Agreement.

(g)           Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such portion will be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion will not affect the force, effect, and validity of the remaining portion hereof.

(h)           Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

COMPANY:

SWARMER, INC,
A Delaware corporation

By:
Name: Alexander Fink
Title: Chief Executive Officer (US)

ADVISOR:

By:
Name: Erik Dean Prince

Exhibit A

1.	Core Role

Erik Prince will serve as the Company’s Brand Ambassador and Evangelist, providing visibility, credibility, and external representation through media communications and select high-level engagements.

This role is intended to strengthen the Company’s positioning, reputation, and reach among partners, investors, and institutional stakeholders.

2.	Strategic Function

In addition to his external role, Erik will:

•	Provide strategic perspective and guidance to the leadership team
•	Help open access to key decision-makers and industry networks
•	Support the recruitment of senior leadership, board members, and advisory board members
•	Assist in shaping major commercial and partnership opportunities

This is a strategic advisory role, not an operational or managerial one.

3.	Mission Objectives

The Chairman’s involvement is intended to help the Company:

•	Accelerate commercial pipeline and partnership development
•	Generate early revenue where feasible
•	Strengthen its leadership and advisory bench
•	Expand visibility and market awareness before and after the IPO

4.	Business Development & Leadership Support

Erik will use best efforts to:

•	Introduce the Company to organizations and relationships where he has influence
•	Identify and engage additional high-value commercial and institutional opportunities
•	Support leadership and board/advisory board recruitment through introductions and industry credibility

Activities are relationship-driven, and outcomes are not guaranteed.

5.	Communication and Coordination

•	A standing weekly coordination call (approximately one hour) will include Erik and the senior leadership team
•	Signal will be used as the exclusive communication channel for ongoing collaboration
•	Additional communication and scheduling may occur as mutually appropriate

6.	External Engagement and Media Communications

When mutually agreed and strategically beneficial, Erik may:

•	Participate in high-visibility product demonstrations
•	Join selected investor or institutional meetings
•	Engage in media communications coordinated with the leadership team
•	Support key company milestones requiring visibility and external engagement

7.	Working Principles

The relationship is grounded in:

•	Clear, direct, and timely communication
•	Mutual respect and shared strategic focus
•	Practical, outcome-oriented collaboration

Exhibit B

As compensation for the Services provided under this Agreement, the Company will grant to the Advisor an option or options (together, the “Option”) to purchase shares of the Company’s common stock in accordance with the terms set forth below.

1.	The date of the Option grant (“Grant Date”) will be the Effective Date of this Agreement.

2.	The Option will be a Non-Qualified Stock Option.

3.	Subject to Section 5 and Section 6 below, the Option will be exercisable for up to 943,350 shares of the Company’s common stock (the “Shares”).

4.	The exercise (purchase) price per share for the Shares shall be $6.2711 (the same price as the Series A-1 Preferred Stock), as adjusted from time to time pursuant to this Section 4 or Section 5 or Section 6 below (in each case, as adjusted and/or replaced for stock splits, stock dividends, stock combinations, recapitalizations, reclassifications, reorganizations, mergers, consolidations, asset sales, scheme, arrangement, or other similar transactions occurring after the Grant Date (the “Exercise Price”). Following the initial public offering of the Company’s common stock, the Company shall permit cashless (net) exercise of the Option in accordance with a customary broker-assisted cashless exercise program or other cashless exercise mechanism reasonably acceptable to the Advisor. Prior to the initial public offering of the Company’s common stock, the Exercise Price for the Shares shall be automatically adjusted in the same manner and at the same time as any adjustment to the conversion price of the Series A-1 Preferred Stock under the Company’s Certificate of Incorporation as in effect on the Grant Date (or, if amended thereafter with the consent of the Requisite Holders (as defined in the Certificate of Incorporation), as so amended). The Company shall promptly notify the Advisor in writing of any adjustment to the Exercise Price made pursuant to this provision, together with reasonable detail supporting the calculation.

5.	If the Company at any time while this Option (or any portion thereof) remains outstanding subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of common stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Shares issuable upon exercise of this Option shall be proportionately increased. If the Company at any time while this Option (or any portion thereof) remains outstanding combines (by reverse stock split, recapitalization or otherwise) one or more classes of its outstanding shares of common stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Shares issuable upon exercise of this Option shall be proportionately decreased. Any adjustment under this Section 5 shall become effective at the close of business on the date the subdivision or combination becomes effective.

6.	In case of any capital reorganization, reclassification of the common stock, merger, consolidation, sale of all or substantially all of the Company’s assets, or other similar transaction (other than a transaction covered solely by Section 5 above) in which the common stock is converted into or exchanged for securities, cash, or other property, then lawful provision shall be made so that the Advisor shall thereafter have the right to receive upon exercise of this Option the kind and amount of securities, cash, or other property that the Advisor would have received had this Option been exercised immediately prior to such event (subject to adjustments subsequent thereto that are as nearly equivalent as possible to the adjustments provided for in Section 5 above).

7.	The expiration date of the Option will be the 10th anniversary of the Grant Date (the “Expiration Date”).

8.	The Option will begin vesting as of the Effective Date of the Agreement (the “Vesting Start Date”).

9.	The Option will become exercisable (and the Shares issued upon exercise shall be vested) as follows, provided that the Advisor is (i) providing Services pursuant to the Agreement on the applicable vesting date and (ii) is a director of the Company on the applicable vesting date; provided, however, that if the Agreement is terminated by the Company without Cause, the vesting conditions set forth in Section 9(b)(ii) and (iii) below related to performance-based vesting shall continue to vest if any of the applicable vesting conditions are achieved on or before the six (6) month anniversary of the date of termination (the “Survival Period”).

a.	Shares Subject to Time-Based Vesting (the “Time-Based Option”): 377,340 shares (40% of the aggregate Shares) shall be subject to the Time-Based Option.

(i)	On the first anniversary of the Vesting Start Date, the Time-Based Option will vest in full.

b.	Shares Subject to Performance- and Time-Based Vesting (the “Performance-Based Option”): 566,010 shares (60% of the aggregate Shares) shall be subject to the Performance-Based Option.

(i)	94,335 shares (10% of the aggregate Shares) will vest on the first anniversary of the Vesting Start Date, and an additional 94,335 shares (10% of the aggregate Shares) will vest in 12 equal monthly installments over the following 12 months with each installment vesting on the first day of every month following the first anniversary of the Vesting Start Date.

(ii)	188,670 shares (20% of the aggregate Shares) will vest upon achievement of the Revenue Milestone (as defined below).

i.	For purposes of the Performance-Based Option, the “Revenue Milestone” means the Company achieving ten million dollars ($10,000,000) in realized revenue directly attributable to customers introduced by the Advisor.

(iii)	188,670 shares (20% of the aggregate Shares) will vest upon the achievement of the Financing Milestone (as defined below) or the Valuation Milestone (as defined below).

i.	For purposes of the Performance-Based Option, the “Financing Milestone” means the Company’s consummation of one or more equity financing transactions resulting in aggregate gross proceeds to the Company of at least thirty million dollars ($30,000,000), at a pre-money valuation of three hundred million dollars ($300,000,000) or greater.

ii.	For purposes of the Performance-Based Option, the “Valuation Milestone” means the Company achieving a market capitalization of five hundred million dollars ($500,000,000) or greater for 20 of 30 consecutive trading days, as determined by the closing price of the Company’s common stock multiplied by the number of outstanding shares of common stock on each applicable trading day.

The numbers of Shares set forth in this Section 9 are stated as of the Grant Date and shall be subject to adjustment in the same manner and at the same time as the total number of Shares subject to the Option are adjusted under Section 5 or Section 6 above.

c.	Notification: The Board shall promptly notify the Advisor upon the achievement of any performance condition. The number of Option Shares subject to the applicable performance condition shall become immediately vested and exercisable on the date such performance condition is achieved.

d.	Change of Control: 100% of the Time-Based Option and 100% of the Performance-Based Option shall immediately vest upon a Change of Control (as such term is defined in the Company’s 2024 Stock Plan).

e.	Termination:

(i)	For Cause: If the Company terminates the Agreement for Cause (as defined in the Agreement), all unvested portions of the Time-Based Option and the Performance-Based Option shall be forfeited as of the Termination Date.

(ii)	Without Cause: If the Company terminates the Agreement without Cause, the Shares subject to the Time-Based Option shall immediately accelerate and become vested as of Termination Date. All unvested portions of the Performance-Based Option shall continue to be subject to vesting through the Survival Period and if not vested before the end of the Survival Period shall be forfeited.